EXHIBIT 5.1

OPINION AND CONSENT OF GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

December 17, 2018

National American University Holdings, Inc.
5301 Mt. Rushmore Road
Rapid City, South Dakota 57701

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to National American University Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration of 1,800,000 shares of the Company’s Common Stock, par value $0.0001 (the “Common Stock”), issuable under the Company’s 2018 Stock Option and Compensation Plan (the “Plan”). In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary and appropriate for the purposes of this opinion. From such examination we are of the opinion that when the shares of Common Stock, up to a maximum of 1,800,000 shares, are issued and paid for pursuant to the Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name therein.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Common Stock.

Very truly yours,
/s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.
Gray, Plant, Mooty, Mooty & Bennett, P.A.